Exhibit 3.8

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

DOWNS RACING, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of the 25th day of January 2005, is made and entered into by and between the Mohegan Tribal Gaming Authority, a government instrumentality of the Mohegan Tribe of Indians of Connecticut (hereinafter sometimes referred to as the “Limited Partner”), and Mohegan Commercial Ventures PA, LLC, a limited liability company organized and existing under the laws of the State of Pennsylvania (hereinafter sometimes referred to as the “General Partner” and, together with the Limited Partner, the “Partners”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in Article I hereof.

RECITALS

A. Downs Racing, L.P. (the “Partnership”) was formed as a limited partnership under the laws of the Commonwealth of Pennsylvania, pursuant to a Certificate of Limited Partnership filed with the Secretary of the Commonwealth of Pennsylvania (the “Pennsylvania Secretary”) effective as of January 7, 2005, and a Limited Partnership Agreement (the “Original Agreement”), dated as of January 7, 2005, by and between PNGI, LLC, a Nevada limited liability company, as general partner (the “Original General Partner”), and PNGI Pocono, Corp., a Nevada corporation (the “Original Limited Partner” and, together with the Original General Partner, the “Original Partners”).

B. Pursuant to the terms of the certain Purchase Agreement, dated as of October 14, 2004, by and among the Original Partners and the Limited Partner (the “Purchase Agreement”), the Limited Partner has caused the General Partner to be formed as a wholly owned subsidiary and the Partners have purchased the issued and outstanding partnership interests in the Partnership from the Original Partners at the closing held thereunder.

C. In accordance with the terms of the Original Agreement, and having received all necessary approvals from the Commission under the Race Horse Act, the Original Partners have taken all necessary actions to assign and transfer their partnership interests to the Partners, and the Partners have been admitted as partners of the Partnership under the terms and subject to the conditions of the Original Agreement.

D. The Partners desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to amend and restate the Original Agreement as follows:

ARTICLE I. DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below, in addition to any other defined terms used herein:

“Act” means The Pennsylvania Revised Uniform Limited Partnership Act, as amended, Pa. C.S. § 8501, et. seq.

“Affiliate” means, with respect to any Partner, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Partner.

“Agreement” means this Agreement, as amended from time to time.

“Bankruptcy” means an adjudication of bankruptcy or the entry of an order for relief or the filing of a voluntary case or petition under the federal bankruptcy law or any state or local bankruptcy law and, in addition, any other status constituting bankruptcy within the meaning of the Pennsylvania Uniform Partnership Act.

“Capital Account” means, with respect to any Partner, the capital account established and maintained pursuant to Section 3.5.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money, and the value of any property or asset contributed or deemed contributed to the Partnership, net of liabilities assumed by the Partnership in connection with such contribution or as to which such property or asset is subject when contributed. In the case of a Partner that acquires an Interest in the Partnership by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the pro rata Capital Contribution of such Partner’s predecessor to an extent proportionate to the acquired Interest.

“Commission” means the Pennsylvania State Harness Racing Commission.

“Effective Date” means the date first set forth above.

“Equity Percentage Interest” means, as to each Partner, such Partner’s percentage interest set forth after the Partner’s name in Section 3.4 or as modified from time to time pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the dater of this Agreement.

“General Partner” means Mohegan Commercial Ventures PA, LLC and any Person which hereafter becomes a general partner of the Partnership.

“Interest” has the meaning set forth below under “Partnership Interest.”

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax statute or code, and the applicable regulations thereunder. All references to specific sections of the Internal Revenue Code shall be deemed to include any provisions of the Internal Revenue Code which replace or supersede the sections in effect at the time of execution of this Agreement.

“Limited Partner” means Mohegan Tribal Gaming Authority, and any other Person admitted to the Partnership as a Limited Partner pursuant to this Agreement, and their respective successors as Limited Partners of the Partnership.

“Liquidator” means the General Partner or, if there is none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership upon its dissolution.

“Partnership Assets” means all of the properties owned by the Partnership, whether tangible, intangible, real, personal or mixed.

“Partnership Interest” means the interest in the Partnership representing any Partner’s right to receive distributions from the Partnership and to receive allocations of profits, gains, credits and losses, as evidenced by the Partnership Interest Certificate.

“Partnership Interest Certificate” means the certificate issued to a Partner evidencing its Partnership Interest.

“Person” means any individual, trust, corporation, partnership, limited liability company, proprietorship, joint venture, association, joint-stock company, unincorporated organization or any other entity.

“Race Horse Act” means the Pennsylvania Race Horse Industry Reform Act, as amended, 4 Pa. C.S. §325.101, et. seq.

“Regulations” or “Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time. All references to specific sections of the Regulations shall be deemed to include any provisions of the Regulations which replace or supersede the sections in effect at the Effective Date.

ARTICLE II. FORMATION

2.1 Continuation. The Partners hereby agree to continue the Partnership pursuant to the Act and upon the terms and conditions set forth in this Agreement. Except as provided to the contrary in this Agreement, the rights and obligations of the Partners and any permitted assignees, if any, with respect to the Partnership, and the administration of the Partnership, shall be governed by the Act.

2.2 Name. The name of the Partnership shall be Downs Racing, L.P. or such other name as may hereafter be chosen from time to time by the General Partner, and the Partners shall file assumed name certificates and otherwise conform with the local laws as necessary to establish the Partnership’s name as the General Partner alone determines to be appropriate, and the Partners shall take any action which may be necessary to accomplish that change of name in compliance with the local laws in any area in which the Partnership operates.

2.3 Certificates. The General Partner shall cause to be filed each such instrument or document that is required under the laws of the Commonwealth of Pennsylvania, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner herein) and filed for recording in the appropriate public offices within the Commonwealth of Pennsylvania or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the Commonwealth of Pennsylvania or such other jurisdiction.

2.4 Principal Place of Business. The principal place of business of the Partnership shall be at 1280 Highway 315, Wilkes-Barre, Pennsylvania, 18702, or at such place as the General Partner may from time to time designate. The General Partner may change the principal place of business of the Partnership at any time upon reasonable notice to each Limited Partner. The Partnership may maintain such other offices and places of business as the General Partner may from time to time deem advisable.

2.5 Term. The term of the Partnership shall be perpetual, unless the Partnership is sooner dissolved in accordance with the provisions of this Agreement.

2.6 Purpose of the Partnership. The purpose of the Partnership is to engage in all lawful business for which the limited partnerships may be formed under the Act, and to exercise all powers enumerated in the Act necessary or convenient therefore. Initially, the Partnership shall own and operate businesses and facilities for the conduct of harness racing, gaming operations and off track wagering facilities in Pennsylvania and engage in all lawful activities ancillary thereto.

ARTICLE III. PARTNERS’ CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS

AND CAPITAL ACCOUNTS

3.1 Capital Contributions. Upon the execution and delivery hereof, the Partners will be deemed to have made an aggregate Capital Contribution of $1,000, which shall be allocated between the Partners in accordance with their respective Equity Percent Interests as shown in Section 3.4 hereof. Each Partner’s Capital Contribution will thereafter be set forth on the books and records of the Partnership.

3.2 Additional Capital Contributions. Except as otherwise expressly provided herein or as agreed in writing by a Partner and the Partnership, no Partner shall be required to make any additional Capital Contribution to the Partnership.

3.3 Return of Capital Contribution. Except as specifically provided in this Agreement, no Partner shall be entitled to demand or receive the return of his Capital Contribution. Upon dissolution and liquidation of the Partnership, the Partners shall look solely to the Partnership assets for the return of their Capital Contributions, and no Partner shall be liable for such return, even if such assets are insufficient to return the full amount of such Capital Contributions.

3.4 Equity Percentage Interests.

Mohegan Tribal Gaming Authority	99.99%

Mohegan Commercial Ventures PA, LLC	00.01%

3.5 Loans and Guarantees by Partners and Affiliates. If a Partner or any Partner’s Affiliate chooses to loan funds to the Partnership, the loan shall be on such terms as are approved by all Partners. If a Partner chooses to guarantee a loan to the Partnership or otherwise to incur personal liability with respect to a loan to the Partnership, the Partnership shall pay the Partner fair and reasonable compensation therefor and shall reimburse, indemnify and hold the Partner harmless for any loss, cost or expense incurred by the Partner with respect to the loan.

3.6 No Obligation of General Partner to Provide Additional Funds. Except as otherwise specifically provided in this Agreement, the General Partner shall have no obligation to the Partnership or the Partners to make any Capital Contributions, loans or advances to the Partnership, or otherwise supply or make available any funds to the Partnership, even if the failure to do so would result in a default in any of the Partnership’s obligations, a foreclosure on the Partnership’s property or other adverse consequence to the Partnership.

3.7 Capital Accounts.

(a) “Capital Account” means the separate Capital Account that shall be established and maintained for each Partner under this Agreement. The Capital Account of each Partner shall be credited with the cash and the fair market value of any property (net of liabilities assumed by the Partnership and liabilities to which such property is subject) contributed to the Partnership by such Partner, plus all net income or gain of the Partnership allocated to such Partner pursuant to Sections 4.3 and 4.4 and shall be debited with the all net loss or deductions of the Partnership allocated to such Partner pursuant to Sections 4.3 and 4.4 and all cash and the fair market value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner.

(b) No Partner shall have any obligation to eliminate a deficit balance in its Capital Account at any time, or bring its Capital Account into any particular parity with any other Partner’s Capital Account at any time, although this sentence shall not limit a Partner’s obligation pursuant to other sections of this Agreement. No General Partner shall have any obligation to make up any deficit balance in any Partner’s Capital Account.

ARTICLE IV. PROFIT, LOSS AND DISTRIBUTIONS

4.1 Distributions. Cash available for distribution from all sources shall be distributed to the Partners from time to time, as determined by the General Partner, in proportion to their respective Equity Percentage Interests.

4.2 In-Kind Distributions. Except as otherwise provided in this Agreement, assets of the Partnership (other than cash) may be distributed in kind to the extent determined by the General Partner. If any assets of the Partnership are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof on the date of distribution.

4.3 Allocation of Net Income and Net Loss. Net income or net loss (and each item of income, gain, loss and deduction thereof) for any fiscal year or other applicable accounting period shall be allocated to the Partners, in proportion to their respective Equity Percentage Interests.

4.4 General. If an Interest in the Partnership is transferred and/or modified in accordance with the provisions of this Agreement, there shall be allocated to each Partner who held the transferred and/or modified Interest in the Partnership during the fiscal year of the transfer and/or modification the product of (a) the Partnership’s net income or net loss allocable to such transferred and/or modified Interest for such fiscal year, and (b) a fraction, the numerator of which is the number of days such Partner held the transferred and/or modified Interest during such fiscal year, and the denominator of which is the total number of days in such fiscal year; provided, however, that if the General Partner so determines, such net income or net loss shall be allocated by closing the books of the Partnership immediately after the transfer and/or modification of an Interest in the Partnership. Such allocation shall be made without regard to the date, amount or recipient of any distributions which may have been made with respect to such transferred Interest.

4.5 Determination of Cash Available for Distribution. The General Partner shall determine, in its sole discretion, what portion of the Partnership’s cash from any source, including, without limitation, Capital Contributions, operations, financings, refinancings and dispositions, shall be distributed. In making such determination, the General Partner may, in its sole discretion, establish reserves for working capital, maintenance, repairs, capital expenditures or other items and the satisfaction of liabilities (including, without limitation, contingent liabilities) as they come due or may come due.

4.6 Taxes Withheld. Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Partnership for or with respect to any Partner on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Partnership pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Partner for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Partnership on behalf of any Partner under the Withholding Tax Act exceeds the amount then otherwise distributable to such Partner pursuant to Section 4.1 hereof, the excess shall constitute a loan from the Partnership to such Partner (a “Tax Payment Loan”), which Tax Payment Loan shall be payable upon demand and shall bear interest, from the date that the Partnership makes the payment to the relevant taxing authority, at the prime rate of interest plus 2% as such rate is set forth in the Wall Street Journal from time to time. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Partnership shall make future distributions due to such Partner under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Partner and then to the repayment of the principal of all Tax Payment Loans of such Partner. The General Partner shall have the authority to take all actions necessary to enable the Partnership to comply with the provisions of any Withholding Tax Act applicable to the Partnership and to carry out the provisions of this Section. Nothing in this Section shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds from third parties in order to make any payments on account of any liability of the Partnership under a Withholding Tax Act.

ARTICLE V. MANAGEMENT POWERS, DUTIES AND RESTRICTIONS

5.1 Management Authority of the General Partner.

(a) Except as otherwise specifically provided herein, the General Partner shall have full, complete and exclusive discretion and power to take, without the consent of the Limited Partners, any and all action of whatsoever type that the Partnership is authorized to take and to make all decisions with respect thereto, including without limitation the power:

(1) to purchase or otherwise acquire, construct, deal in, sell, lease or otherwise dispose of interests in real property, depreciable property or personal property of any kind, including buildings, machinery, equipment or otherwise; to sell, assign, transfer, convey, lease, loan, exchange or otherwise dispose of all or any part of the Partnership Assets;

(2) to provide or contract for services of any kind; to make, enter into, deliver and perform contracts, agreements and other undertakings; to contract for the services of accountants, lawyers, investment managers, appraisers, contractors, or other service providers and to delegate powers to any such person, whether ministerial or discretionary; to retain or employ employees; to appoint any individual as an officer of the Partnership; and to delegate to any such officers or employees any powers of the Partnership;

(3) without limitation as to amount or terms, to borrow and raise moneys, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, to guarantee, if determined by the General Partner to be necessary and convenient to the conduct, promotion and attainment of the business of the Partnership, the obligations of the General Partner, the Limited Partner or another entity, and to secure the payment of any such indebtedness or guarantee and any interest in any such indebtedness or guarantee by mortgage, pledge, transfer or assignment in trust of all or any part of the Partnership Assets, whether owned at the time of any such transactions or acquired thereafter, and to sell, pledge or otherwise dispose of any such obligations of the Partnership;

(4) to have and maintain one or more offices and to rent or acquire office space, engage personnel, purchase equipment and supplies and do anything else which may be appropriate in connection with the maintenance of offices;

(5) to pay any expenses related to any of the Partnership’s businesses or affairs;

(6) to compromise claims against the Partnership;

(7) to establish bank accounts and other similar accounts for the Partnership; to make or delegate the authority to make withdrawals from such accounts by check or electronic transfer in the name of the Partnership;

(8) to purchase contracts of liability, casualty, and other insurance deemed necessary, appropriate, or convenient for the protection of the property or affairs of the Partnership or for any purpose convenient or beneficial to the Partnership;

(9) to employ persons, firms or companies in the development, operation, and management of the Partnership’s property and business;

(10) to retain counsel, accountants, financial advisors, and other professional personnel;

(11) to enter into, make and perform such contracts, agreements and other undertakings, and do such other acts as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership (including contracts and agreements for property or services with any Partner or any affiliate of a Partner, provided such contracts and agreements are on terms and conditions which are no less favorable than could be obtained by the Partnership in the same type of transaction with an independent third party);

(12) to file Federal, state, and local tax returns on behalf of the Partnership and make such elections as are required or permitted under Federal, state, or local tax laws;

(13) to designate the depository or depositories in which all bank accounts of the Partnership shall be kept;

(14) to prosecute, defend, settle, compromise, or submit to arbitration, any suits, actions, or claims at law or in equity to which the Partnership is a party or by which the Partnership is affected, and to satisfy out of Partnership funds any judgment, decree, or decision of any court, board, agency, or authority having jurisdiction, or any settlement of any suit, action or claim; and

(15) to engage in any such other activities and incur such other expenses as may in the General Partner’s judgment be necessary or appropriate for the furtherance of the Partnership’s purposes, and to execute, acknowledge, and deliver any and all instruments necessary to the foregoing.

(16) Without the prior approval of the Limited Partners, the General Partner shall have the power and authority to:

(i) assign the Partnership Assets or other property of the Partnership in trust for creditors or on the promise of the assignee to pay the debts of the Partnership;

(ii) dispose of the goodwill of the business of the Partnership;

(iii) confess a judgment; and

(iv) submit a Partnership claim or liability to arbitration or reference.

(b) The General Partner is hereby appointed as the Partnership’s tax matters partner, as that term is used in the Code and the Regulations.

(c) The General Partner is authorized and empowered to elect to use different accounting methods for the Partnership’s tax and book purposes, and shall make such elections under the Code (including without limitation the election under Section 754 of the Code) as the General Partner determines in its sole discretion. Each of the Partners agrees that if any such election is made, such Partner will supply all the information necessary to enable the Partnership properly to give effect to such election.

5.2 Liability for Acts or Omissions; Indemnification.

(a) The General Partner shall not be liable, responsible or accountable in damages to any Limited Partner or the Partnership for any act or omission on behalf of the Partnership unless such act or omission constituted willful misconduct. The General Partner shall have no obligation or liabilities, express or implied, to the Partnership or any other Partner, except as specifically set forth in this Agreement.

(b) The Partnership hereby indemnifies and agrees to save the General Partner harmless against losses, damages, expenses (including, without limitation, court costs and attorneys’ fees), judgments and amounts paid in settlement incurred by them in connection with any threatened or contemplated claim, action, suit or proceeding to which the General Partner is a party or is threatened to be made a party by reason of its capacity as a General Partner or the fact that it was engaged in activities on behalf of the Partnership, unless the act or failure to act giving rise to such claim, action, suit or proceeding constituted willful misconduct. For purposes of this subsection, the determination of any claim, action, suit or proceeding by judgment, order or settlement will not of itself create a presumption that the General Partner’s actions or omissions constituted willful misconduct. The General Partner shall have the right, but shall not be required to, cause the Partnership to obtain and pay the premiums on liability insurance at Partnership expense including, without limitation, the General Partner’s liability, securities law liability and other insurance in such amounts and with such carriers as the General Partner in its discretion deem appropriate. For the purposes of this subsection the term “General Partner” includes the General Partner and its officers, directors, partners, shareholders, members, manager, employees, Affiliates and controlling persons whether any such Persons are acting in such capacities or directly, as employees or otherwise, on behalf of the Partnership).

5.3 General Partner or Affiliates Dealing with Partnership. The General Partner or any Affiliate of the General Partner may contract or otherwise deal with the Partnership for the provision of goods or services if the compensation paid or promised for such goods or services is reasonable and is paid only for goods or services actually furnished to the Partnership.

5.4 Reliance by Third Parties on the General Partner. The Partnership shall be liable for any transaction with any third party who relies on the authority of the General Partner if the

General Partner communicates to the third party that the actions taken by the General Partner are taken on behalf of the Partnership, and the third party shall not be deemed to have any duty to determine whether the General Partner has the authority to take the action even if it appears to be prohibited by this Agreement.

5.5 Delegation by the General Partner. The General Partner may delegate any obligation or power under this Agreement to any employee of the Partnership and may utilize a power of attorney to delegate any obligation or power under this Agreement to an agent, attorney or attorney-in-fact. To the extent provided by the General Partner in a power of attorney, the General Partner’s agent, attorney or attorney-in-fact shall have complete authority to exercise every power granted to the General Partner by this Agreement and to fulfill every obligation which is required of the General Partner under this Agreement.

ARTICLE VI. STATUS OF LIMITED PARTNERS

6.1 Management of the Partnership.

(a) No Limited Partner, in such Partner’s status as such, shall take part in the management or control of the business of the Partnership nor transact any business in the name of the Partnership. No Limited Partner in his status as such shall have the power to bind the Partnership or take any action on its behalf or sign any documents on behalf of the Partnership. The Limited Partners shall, however, have the powers and be entitled to exercise the rights given to the Limited Partners by the terms of this Agreement, which rights are deemed to be rights affecting the basic structure of the Partnership and not the control of its business.

(b) In any matter with respect to which the Limited Partners are entitled to cast a vote under this Agreement or under applicable law, except as otherwise specifically provided herein, each Limited Partner shall be entitled to a number of votes equal to such Partner’s Equity Percentage Interest.

6.2 Limitation on Liability of Limited Partners. The liability of each Limited Partner for the debts and obligations of the Partnership shall be limited in the manner specified in the Act.

ARTICLE VII. WITHDRAWAL OF PARTNERS; ASSIGNMENTS AND TRANSFERS

OF PARTNERSHIP INTERESTS

7.1 Withdrawal of General Partner; Assignments and Transfers. The interest of a General Partner in the Partnership shall not be assignable without the prior written consent of Limited Partners with a majority of the Percentage Interests of all Limited Partners. In the event that a General Partner obtains the consent hereinbefore required in order to assign his Partnership Interest to an Assignee who shall become a new General Partner of this Partnership, the Assignee shall not become a General Partner hereunder unless the Assignee pays to the Partnership all costs and expenses incurred in connection with such assignment, including without limitation, costs incurred in amending the Certificate of Limited Partnership. Any attempted Assignment in violation of this section shall be null and void and of no force and effect.

7.2 Assignment and Transfers. A Limited Partner may sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any way or manner whatsoever, its Partnership Interest or any part thereof (including, without limitation, a transfer all of a capital or profit interest to a transferee who does not become a Partner), subject to the provisions of the Race Horse Act and the rules and regulations promulgated thereunder and provided such transfer is in accord with any applicable governing instrument of such Partner.

7.3 Admission of Additional Partners. No additional Partner shall be admitted into the Partnership unless agreed to by all of the Partners.

7.4 Mandatory Withdrawal. Upon written demand of a General Partner, a Limited Partner shall be required to sell its Partnership Interest to the Partnership at a price to be fixed in a manner provided in Section 204(d) and 209(f) of the Race Horse Act; provided the demand be made pursuant to written direction of the Pennsylvania State Harness Racing Commission, and from the date such demand is made, the transfer of such Partnership Interest shall be prohibited except to the Partnership. Upon written demand of the Pennsylvania Harness Racing Commission, the General Partner shall be required to sell its Partnership interest to the Partnership, and from the date such demand is made, the transfer of such Partnership Interest shall be prohibited except to the Partnership.

7.5 Compliance with Securities Laws. The Partners acknowledge and confirm that their Partnership Interests and the Partnership Interest Certificates evidencing such Partnership Interests constitute securities which have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable.

ARTICLE VIII. TERMINATION OF THE PARTNERSHIP

8.1 Dissolution. The Partnership shall dissolve upon, but not before, the first to occur of the following:

(a) upon the sale or other disposition of all or substantially all of the Partnership’s assets and the receipt of the final payments to be paid by the purchaser or transferee thereof (or a determination by the Liquidator that it is unlikely that any additional payments will be made);

(b) upon the withdrawal, dissolution or Bankruptcy of the General Partner, unless all the remaining Partners agree in writing within 180 days after such event to continue the Partnership’s business, and select and admit a new General Partner and such new General Partner agrees to serve in such capacity within 180 days after such event; or

(c) a decision of the General Partner to dissolve the Partnership.

8.2 Winding Up and Distributions.

(a) In the event of a dissolution of the Partnership pursuant to Section 8.1, the assets of the Partnership shall be liquidated by the Liquidator and, after Partnership obligations have been discharged or provided for, and any reserves which the Liquidator deems reasonably necessary to provide for contingent and unforeseen liabilities or obligations of the Partnership have been established, the net proceeds of such liquidation shall be distributed in accordance with Section 4.1.

(b) All liquidating distributions shall be made in cash. However, in connection with the sale by the Partnership and reduction to cash of its assets, although the Partnership has no obligation to offer to sell any properties to the Partners, any Partner, at the option of the Liquidator, may bid on and purchase any assets; it being agreed, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Liquidator may defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership (except those necessary to satisfy the Partnership’s current obligations). If the Partners agree to make any distribution in property other than cash, such distribution shall be made on the basis of the fair market value of such property.

(c) In connection with the termination of the Partnership, the Partnership’s accountants shall prepare and furnish to each Partner a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation. After distribution of all of the assets of the Partnership, the Limited Partners shall cease to be such, and the General Partner shall cause to be executed, acknowledged and filed all documents necessary to cancel the Partnership’s Certificate of Limited Partnership and fictitious name certificates, if any, and to terminate the Partnership.

ARTICLE IX. BOOKS AND RECORDS

9.1 Books and Records. The General Partner shall cause to be kept full and accurate books of the Partnership. All books and records of the Partnership shall be kept at the Partnership’s principal office and shall be available at reasonable times for inspection and copying by the Limited Partners or their duly authorized representatives. The books of the Partnership shall be kept on the accrual or cash basis as the General Partner shall determine, and the fiscal period of the Partnership shall also be determined by the General Partner. An annual statement showing the income and expenses of the Partnership (and the portion allocable to each Partner), a balance sheet of the Partnership at the end of the fiscal year, and a statement of Partners’ equity, together with all other information needed by the Partners for income tax purposes, shall be prepared by the Partnership’s accountants without audit and furnished to each Limited Partner after the end of each fiscal year of the Partnership.

ARTICLE X. APPOINTMENT OF GENERAL PARTNER AS ATTORNEY-IN-FACT

10.1 Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner as his true and lawful attorney-in-fact, with full power of substitution, and with the General Partner having full power and authority in his name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices, such certificates, instruments and documents as may be necessary or appropriate to carry out the provisions of this Agreement or effectuate any action taken by or on behalf of the Partnership, including, but not limited to:

(a) all certificates and other instruments (including, without limitation, counterparts of this Agreement and the Certificate of Limited Partnership and fictitious name certificates), and any amendment thereof, which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or to comply with any applicable law or regulation;

(b) all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement including, without limitation, any bills of sale or other instruments relating to a Partnership Interest of a Limited Partner transferred pursuant to Article VIII; and

(c) all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

10.2 Survival of Power of Attorney. The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be powers coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership and shall, to the fullest extent permitted by applicable law, survive the Bankruptcy, death or incompetence of any Partner hereby giving such power and the transfer or assignment of all or any part of the interest of such Partner; provided, however, that in the event of the transfer by a Limited Partner of all or any part of his interest, the foregoing power of attorney of the transferor Limited Partner shall survive such transfer only until such time, if any, as the transferee shall have been admitted to the Partnership as a Substitute Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

ARTICLE XI. GENERAL PROVISIONS

11.1 Amendments. No alteration, modification or amendment of this Agreement shall be made unless in writing and signed (in counterpart or otherwise) by the General Partner and by each Limited Partner. Notwithstanding the foregoing, amendments may be made to this Agreement from time to time by the General Partner, without the consent of any other Partners, to: (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein; or (ii) cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or make any other provisions with respect to matters or questions arising hereunder which will not be inconsistent with any other provision hereof. If then required by the Act, an amendment to this Agreement shall be reflected in an amendment to the Partnership’s Certificate of Limited Partnership.

11.2 Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.3 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the substantive laws of Pennsylvania, notwithstanding any conflict-of-law provisions to the contrary.

11.4 Further Actions. The Partners shall promptly execute and file any certificates or other documents which may be required by applicable law in connection with the formation, existence, dissolution or liquidation of the Partnership.

11.5 Partnership Interest Certificates. The General Partner shall issue to each Partner a Partnership Interest Certificate specifying the Partnership Interest of such Partner. If a Partnership Interest Certificate for Partnership Interest is worn out or lost it may be renewed on production of the worn our certificate or on satisfactory proof of its loss together with such indemnity, if any, as may be required by the General Partner. Each Partnership Interest Certificate shall have the following noted on its face:

“The person whose name appears on this Partnership Interest Certificate is the sole and absolute owner of the Partnership Interest represented by this Partnership Interest Certificate and is not holding the Partnership Interest or any portion of the Partnership Interest represented by the Partnership Interest Certificate in trust for any person, partnership, firm or corporation whatsoever who or which is prohibited by the Pennsylvania Race Horse Industry Reform Act from owning such Partnership Interest. If any Partnership Interest represented by this Partnership Interest Certificate is held subject to the terms of either an inter vivos or testamentary trust for the benefit of any person who could lawfully own such Partnership Interest in his own name, such fact shall be noted on the face of this Partnership Interest Certificate and a copy of the instrument which created the trust shall be attached to this Partnership Interest Certificate and a duplicate copy file with the Pennsylvania Harness Racing Commission.”

Each Partnership Interest Certificate shall also contain the following legend plainly and prominently on its face:

“This Partnership Interest Certificate is transferable subject to the provisions of the Pennsylvania Race Horse Industry Reform Act and the rules and regulations promulgated thereunder.”

11.6 Designation of Partnership Interests as Securities.

(a) The Partnership Interests shall be deemed “securities” under Article 8 of the Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code as in effect from time to time within the Commonwealth of Pennsylvania.

[(b) The Partners hereby agree and elect that any and all Partnership Interest Certificates, which at any time exist, are and shall be certificated securities in registered form within the meaning of, and governed by, Article 8 (including, without limitation, Section 8-106) of the Uniform Commercial Code, as adopted in the Commonwealth of Pennsylvania.]

11.7 Notices. All notices, requests, waivers and other communications made to a party hereto pursuant to the terms of this Agreement or contemplated by the terms of this Agreement shall be deemed to have been given when given in writing and hand-delivered, sent by prepaid air freight, overnight delivery, sent by facsimile transmission with confirmation of transmission or by telegram or shall be deemed to have been given two (2) days after being sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Partnership at its principal place of business and addressed to any other party at the address shown for such party on the Partnership’s books. Any party may alter his address on the Partnership’s books by giving notice thereof to the General Partner, but such change shall not be effective unless and until such notice is actually received by the General Partner.

11.8 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

11.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

11.10 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

11.11 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

11.12 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

11.13 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

11.14 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

11.15 Further Assurances. In addition to the documents and instruments to be delivered as herein provided, each of the parties hereto shall, from time to time at the request of the General Partner, execute and deliver such instruments and shall take such other action as may be required to carry out more effectively the terms of this Agreement.

11.16 Authority. Any entity signing this Agreement represents and warrants that the execution, delivery and performance of this Agreement by such entity has been duly authorized and is valid and binding upon such entity.

11.17 Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party outside of the provisions of this Agreement for the purpose of severing his relationship with the Partnership or such party’s interest in the property held by the Partnership from the interests of the other parties until the end of the term of both this Partnership and any successor partnership formed pursuant to the terms hereof.

11.18 Nominal Title Holder. Any or all Partnership property may, at the option of the General Partner, be held in the name of one or more nominal title holders chosen by the General Partner for the Partnership.

11.19 Controversies With Internal Revenue Service. In the event of any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or any Partner or Partners, the outcome of which may adversely affect the Partnership, directly or indirectly, or the amount of allocation of profits, gains, credits or losses of the Partnership to one or more Partners, the Partnership may, at its option, incur expenses it deems necessary or advisable in the interest of the Partnership in connection with any such controversy, including, without limitation, attorneys’ and accountants’ fees.

[SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused the due execution hereof as of the date first above written.

General Partner

Mohegan Commercial Ventures PA, LLC

Date: January 25, 2005	By:	/s/ William J. Velardo

	Name:	William J. Velardo

	Its:	Manager and President

Limited Partner

Mohegan Tribal Gaming Authority

Date: January 25, 2005	By:	/s/ William J. Velardo

	Name:	William J. Velardo

	Its:	Chief Executive Officer